Main Street Announces Third Quarter 2012 Financial Results

Third Quarter 2012 Distributable Net Investment Income Per Share Increased 11% from Third Quarter 2011 to $0.51 Per Share

HOUSTON, Nov. 7, 2012 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the third quarter ended September 30, 2012.

Third Quarter 2012 Highlights

  Total investment income of $23.0 million, representing a 34% increase from the third quarter 2011
  Distributable net investment income of $16.2 million (or $0.51 per share), representing a 48% increase from the third quarter 2011 (1) (2)
  Net Asset Value of $17.49 per share at September 30, 2012, representing an increase of 15% compared to $15.19 per share at December 31, 2011
  Paid third quarter 2012 dividends of $0.435 per share, or $0.145 per share for each of July, August and September 2012, representing an 11.5% increase compared to third quarter 2011 dividends
  Declared fourth quarter 2012 dividends of $0.45 per share, or $0.15 per share for each of October, November and December 2012, representing an 11.1% increase compared to fourth quarter 2011 dividends
  Estimated spillover taxable income (taxable income in excess of dividends paid) at September 30, 2012 of $30.3 million, or $0.96 per share
  Completed $46.7 million in total lower middle market ("LMM") portfolio investments, including investments in three new LMM portfolio companies totaling $25.9 million, which after repayments on debt principal from several LMM portfolio debt investments resulted in a net increase in the LMM portfolio investments of $23.7 million
  Net increase in middle market portfolio investments of $2.1 million and a net increase of two in the number of middle market companies at September 30, 2012
  Expanded Main Street's credit facility (the "Credit Facility") to support future investment and operational activities from $277.5 million to $287.5 million in total commitments

Third Quarter 2012 Operating Results

For the third quarter of 2012, total investment income was $23.0 million, a 34% increase over the $17.1 million for the corresponding period of 2011. This comparable period increase was principally attributable to (i) a $5.0 million increase in interest income from higher average levels of portfolio debt investments and (ii) a $0.7 million increase in dividend income from portfolio equity investments. The increase in investment income included a $0.8 million increase in investment income associated with higher levels of accelerated prepayment activity for certain portfolio debt investments and marketable securities investments in comparison to the third quarter of 2011.

Share-based compensation expense of $0.7 million was recognized during the third quarter of 2012 related to non-cash amortization expense for restricted share grants. Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $6.7 million in the third quarter of 2012 from $6.1 million in the corresponding period of 2011. This comparable period increase in operating expenses was principally attributable to (i) higher interest expense of $0.2 million as a result of increased costs associated with the expansion of the Credit Facility subsequent to September 30, 2011 and (ii) higher compensation and other operating expenses of $0.4 million related to the increases in investment income and the investment portfolio compared to the corresponding period of 2011. The ratio of total operating expenses, excluding interest expense, as a percentage of average total assets for the three months ended September 30, 2012 was 1.6% on an annualized basis, compared to 1.9% on an annualized basis for the corresponding period of 2011.

Distributable net investment income, which is net investment income before non-cash, share-based compensation expense, increased 48% to $16.2 million, or $0.51 per share, compared with $11.0 million, or $0.46 per share, in the corresponding period of 2011. (1) (2) The increase in distributable net investment income was primarily due to the higher level of total investment income partially offset by higher interest and other operating expenses, due to the changes discussed above. Distributable net investment income on a per share basis for the third quarter of 2012 reflects (i) an increase of approximately $0.02 per share from the comparable period in 2011 in investment income attributable to higher levels of accelerated prepayment activity for certain portfolio debt investments and marketable securities investments and (ii) a greater number of average shares outstanding compared to the corresponding period in 2011 primarily due to the October 2011 and June 2012 follow-on stock offerings.

Distributable net realized income, which is net realized income before non-cash, share-based compensation expense, increased 35% to $16.7 million, or $0.53 per share, compared with distributable net realized income of $12.4 million, or $0.52 per share, in the corresponding period of 2011. (1) (2) This increase was primarily attributable to the higher level of total distributable net investment income in the third quarter of 2012 compared to the corresponding period of 2011, offset by a $0.9 million decrease in net realized gains during the third quarter of 2012 compared to the corresponding period of 2011.

The net increase in net assets resulting from operations attributable to common stock was $32.0 million, or $1.01 per share, in the third quarter of 2012, representing an increase of 121% compared with $14.5 million, or $0.62 per share, in the corresponding period of 2011. (2) This $17.5 million increase was the result of the increase in distributable net realized income discussed above, plus differences in the net change in unrealized appreciation and the income tax provision. The $20.2 million net change in unrealized appreciation during the third quarter of 2012 was principally attributable to (i) unrealized appreciation on 19 LMM portfolio investments totaling $21.1 million, partially offset by unrealized depreciation on 6 LMM portfolio investments totaling $1.5 million, (ii) $3.9 million of net unrealized appreciation on the middle market investment portfolio, (iii) accounting reversals of net unrealized appreciation of $1.6 million related to exits and repayments of portfolio debt and equity investments and marketable securities and idle funds investments during the third quarter of 2012 and (iv) $1.9 million of net unrealized depreciation attributable to Small Business Investment Company ("SBIC") debentures held by Main Street's wholly owned subsidiary Main Street Capital II, LP ("MSC II"). The net income tax provision of $4.2 million recognized for the third quarter of 2012 was principally related to deferred taxes on the net unrealized appreciation of equity investments held in Main Street's taxable subsidiaries.

Liquidity and Capital Resources

As of September 30, 2012, Main Street had approximately $19.6 million in cash and cash equivalents and $2.0 million in marketable securities and idle funds investments. Main Street also had $184.5 million of unused capacity under the Credit Facility as of September 30, 2012.

In July 2012, Main Street expanded the Credit Facility from $277.5 million to $287.5 million and since September 30, 2012, Main Street has further amended the Credit Facility to extend the final maturity to five years, through September 2017. The expansion of the Credit Facility included the addition of one new lender relationship which further diversified the Main Street lending group to a total of nine participants and the extension of the final maturity date of the Credit Facility through September 2017 provides Main Street access to longer term financing capacity. The amended Credit Facility contains an upsized accordion feature which allows Main Street to increase the total commitments under the facility up to $400 million from new or existing lenders on the same terms and conditions as the existing commitments. The Credit Facility includes an initial revolving period through September 2015 followed by a two-year term out period with a final maturity in September 2017, and contains two, one-year extension options which could extend both the revolving period and the final maturity by two years. Borrowings under the Credit Facility bear interest on a per annum basis equal to the applicable LIBOR rate plus 2.5%. As of September 30, 2012, Main Street had $103.0 million in outstanding borrowings under the Credit Facility, bearing interest at an annual interest rate of 2.7%.

As of September 30, 2012, Main Street had $209 million of SBIC debenture leverage outstanding which bears a weighted average fixed interest rate of approximately 5.0%, paid semi-annually, and matures ten years from original issuance. The weighted average remaining duration for the existing SBIC leverage is approximately 6.3 years as of September 30, 2012. During the third quarter ended September 30, 2012, Main Street voluntarily prepaid $16 million of SBIC debentures and issued $5 million of new SBIC debentures. Main Street also maintains a commitment from the U.S. Small Business Administration that will allow it to borrow up to $16 million of new SBIC debentures to reach the $225 million SBIC leverage cap for affiliated investment funds.

Lower Middle Market Portfolio Information (all as of September 30, 2012)(3)

Main Street had debt and equity investments in 57 LMM companies collectively totaling approximately $467.6 million in fair value with a total cost basis of approximately $365.9 million. Approximately 78% of Main Street's LMM portfolio investments at cost were in the form of secured debt investments, and 95% of these debt investments were secured by first priority liens on the assets of portfolio companies. The weighted average annual effective yield on Main Street's LMM portfolio debt investments as of September 30, 2012 was 14.7%.(4)

Based on information provided by Main Street's LMM portfolio companies, which Main Street has not independently verified, the portfolio companies had a weighted average net senior debt (senior interest-bearing debt through Main Street's debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of approximately 2.0 to 1.0 and a total EBITDA to senior interest expense ratio of approximately 3.8 to 1.0. (5) Including all debt that is junior in priority to Main Street's debt position, these ratios were approximately 2.2 to 1.0 and 3.6 to 1.0, respectively. (5)

Main Street had equity ownership in 88% of its LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 32%. The fair value of Main Street's LMM portfolio company equity investments at September 30, 2012 was approximately 223% of the cost of such equity investments.

Based upon Main Street's internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, the weighted average investment rating for Main Street's total LMM investment portfolio was 2.1 at both September 30, 2012 and June 30, 2012.

Middle Market Portfolio Information (all as of September 30, 2012)(6)

Main Street had middle market portfolio investments in 79 companies collectively totaling approximately $350.7 million in fair value with a total cost basis of approximately $345.9 million. Middle market portfolio investments primarily include investments made through direct or secondary purchases of interest-bearing debt securities in companies that are generally larger in size than Main Street's LMM portfolio companies and are included in the "Non-Control/Non-Affiliate investments" section of Main Street's balance sheet. The weighted average revenues for the 79 middle market portfolio company investments was approximately $518 million. Main Street's middle market portfolio investments are primarily in the form of debt investments, and 88% of such debt investments at cost were secured by first priority liens on portfolio company assets. The weighted average annual effective yield on Main Street's middle market portfolio debt investments as of September 30, 2012 was approximately 8.6%. (4)

Portfolio Quality

As of September 30, 2012, Main Street had no investments with positive fair value on non-accrual status and one fully impaired investment which comprised approximately 0.2% of the investment portfolio at cost. Main Street's total portfolio investments at fair value were approximately 115% of the related cost basis as of September 30, 2012.

Special Cash Dividend in January 2013 and First Quarter 2013 Monthly Dividends

As previously announced in the press release issued earlier today, which can be found on Main Street's website, Main Street's Board of Directors declared a special cash dividend of $0.35 per share payable in January 2013 and regular monthly dividends of $0.15 per share for each of January, February and March 2013.

The special dividend is in addition to the regular cash dividends that Main Street has declared and paid since its October 2007 initial public offering and its regular monthly dividends for the first quarter of 2013 as detailed below. This special dividend will be paid out of Main Street's undistributed taxable income (or "spillover income"), or taxable net income in excess of dividends paid, as of December 31, 2012. Main Street estimates that the special dividend represents a payout of approximately one-third of Main Street's estimated spillover income as of September 30, 2012.

The regular monthly dividends for each of January, February and March 2013, which will total $0.45 per share for the first quarter of 2013, represent an 11.1% increase from the dividends declared for the first quarter of 2012. Including the regular monthly dividends declared for the first quarter of 2013 and the special cash dividend payable in January 2013, Main Street will have paid $8.83 per share in cumulative dividends since its October 2007 initial public offering.

Third Quarter Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Thursday, November 8, 2012 at 10:00 a.m. Eastern Time to discuss the third quarter 2012 financial results.

You may access the conference call by dialing 480-629-9677 or 877-941-2333 and quote passcode 4573245 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Thursday, November 15, 2012 and may be accessed by dialing 303-590-3030 and using the passcode 4573245. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Form 10-Q for the quarterly period ended September 30, 2012 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Third Quarter 2012 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1) Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income, distributable net realized income, and related per share measures is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income and distributable net realized income are non-GAAP measures and should not be considered as a replacement for net investment income, net realized income, and other earnings measures presented in accordance with GAAP. Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income and net realized income in accordance with GAAP to distributable net investment income and distributable net realized income is detailed in the financial tables included with this press release.

(2) Per share amounts for the third quarter of 2011 exclude the earnings that were attributable to the remaining noncontrolling equity interest in MSC II prior to Main Street's acquisition of such noncontrolling equity interests during the first quarter of 2012.

(3) All LMM portfolio information is calculated exclusive of Main Street's middle market portfolio investments, other portfolio investments, marketable securities and idle funds investments, and Main Street's investment in Main Street Capital Partners, LLC, the wholly owned Investment Manager. LMM portfolio company financial information has not been independently verified by Main Street.

(4) Weighted average annual effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes any liquidation fees payable upon repayment and any debt investments on non-accrual status.

(5) Excludes three investments that are either in the "rapid growth" phase of its business life cycle with high customer acquisition costs or the "early stage" phase of its business life cycle with ramping revenues. The fair value of these three investments represents less than 5% of the fair value of Main Street's total LMM portfolio investments as of September 30, 2012.

(6) All middle market portfolio information is calculated exclusive of Main Street's LMM portfolio investments, other portfolio investments, marketable securities and idle funds investments, and Main Street's investment in Main Street Capital Partners, LLC, the wholly owned Investment Manager. Middle market portfolio company financial information has not been independently verified by Main Street.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com / 713-350-6000

Dennard Rupp Gray & Lascar, LLC
Ken Dennard / ksdennard@drg-l.com
Ben Burnham / bburnham@drg-l.com
713-529-6600

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 5,991	$ 6,286	$ 17,841	$ 18,577
Affiliate investments	4,838	3,162	14,652	8,468
Non-Control/Non-Affiliate investments	12,015	7,200	30,263	18,716
Total interest, fee and dividend income	22,844	16,648	62,756	45,761
Interest from marketable securities, idle funds and other	110	438	1,599	829
Total investment income	22,954	17,086	64,355	46,590
EXPENSES:
Interest	(3,923)	(3,716)	(11,967)	(9,882)
General and administrative	(595)	(479)	(1,757)	(1,585)
Expenses reimbursed to affiliated Investment Manager	(2,215)	(1,950)	(7,574)	(6,287)
Share-based compensation	(699)	(580)	(1,860)	(1,466)
Total expenses	(7,432)	(6,725)	(23,158)	(19,220)
NET INVESTMENT INCOME	15,522	10,361	41,197	27,370

NET REALIZED GAIN (LOSS) FROM INVESTMENTS:
Control investments	122	407	(1,940)	407
Affiliate investments	-	-	5,500	-
Non-Control/Non-Affiliate investments	128	794	478	775
Marketable securities and idle funds investments	277	247	1,297	515
Total net realized gain from investments	527	1,448	5,335	1,697
NET REALIZED INCOME	16,049	11,809	46,532	29,067

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	22,096	8,162	44,120	23,653
Marketable securities and idle funds investments	(151)	(1,712)	(235)	(1,025)
SBIC debentures	(1,858)	(3,636)	(3,367)	(5,715)
Investment in affiliated Investment Manager	-	(48)	(51)	(135)
Total net change in unrealized appreciation	20,087	2,766	40,467	16,778

Income tax provision	(4,169)	(139)	(7,041)	(3,302)
NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	31,967	14,436	79,958	42,543
Noncontrolling interest	-	-	(54)	(158)
NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS
ATTRIBUTABLE TO COMMON STOCK	$ 31,967	$ 14,436	$ 79,904	$ 42,385

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.49	$ 0.44	$ 1.44	$ 1.23
NET REALIZED INCOME PER SHARE -
BASIC AND DILUTED	$ 0.51	$ 0.50	$ 1.62	$ 1.30
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS ATTRIBUTABLE TO COMMON
STOCK PER SHARE - BASIC AND DILUTED	$ 1.01	$ 0.62	$ 2.79	$ 1.94
DIVIDENDS PAID PER SHARE	$ 0.44	$ 0.39	$ 1.26	$ 1.16
WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	31,578,742	23,194,896	28,615,877	21,824,775

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(in thousands, except shares and per share amounts)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS

Portfolio investments at fair value:
Control investments (cost: $184,526 and $206,787 as of September 30, 2012 and December 31, 2011, respectively)	$ 239,917	$ 238,924

Affiliate investments (cost: $111,143 and $110,157 as of September 30, 2012 and December 31, 2011, respectively)	154,972	146,405

Non-Control/Non-Affiliate investments (cost: $431,991 and $275,061 as of September 30, 2012 and December 31, 2011, respectively)	439,501	270,895

Investment in affiliated Investment Manager (cost: $2,668 and $4,284 as of September 30, 2012 and December 31, 2011, respectively)	202	1,869

Total portfolio investments (cost: $730,328 and $596,289 as of September 30, 2012 and December 31, 2011, respectively)	834,592	658,093

Marketable securities and idle funds investments (cost: $1,965 and $25,935 as of September 30, 2012 and December 31, 2011, respectively)	2,038	26,242

Total investments (cost: $732,293 and $622,224 as of September 30, 2012 and December 31, 2011, respectively)	836,630	684,335

Cash and cash equivalents	19,584	42,650
Interest receivable and other assets	11,818	6,539
Deferred financing costs (net of accumulated amortization of $2,968 and $2,167 as of September 30, 2012 and December 31, 2011, respectively)	3,766	4,168

Total assets	$ 871,798	$ 737,692

LIABILITIES

SBIC debentures (par: $209,000 and $220,000 as of September 30, 2012 and December 31, 2011, respectively; par of $100,000 and $95,000 is recorded at a fair value of $85,083 and $76,887 as of September 30, 2012 and December 31, 2011, respectively)

	$ 194,083	$ 201,887

Credit facility	103,000	107,000
Interest payable	1,197	3,984
Dividend payable	4,743	2,856
Deferred tax liability, net	9,426	3,776
Payable to affiliated Investment Manager	3,342	4,831
Accounts payable and other liabilities	2,853	2,170

Total liabilities	318,644	326,504
Commitments and contingencies

NET ASSETS

Common stock, $0.01 par value per share (150,000,000 shares authorized; 31,619,333 and 26,714,384 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively)	316	267

Additional paid-in capital	464,141	360,164
Accumulated net investment income, net of cumulative dividends of $101,853 and $79,414 as of September 30, 2012 and December 31, 2011, respectively	31,289	12,531

Accumulated net realized loss from investments, net of cumulative dividends of $27,852 and $13,804 as of September 30, 2012 and December 31, 2011, respectively	(29,158)	(20,445)

Net unrealized appreciation, net of income taxes	86,566	53,194

Total Net Asset Value	553,154	405,711

Noncontrolling interest	-	5,477

Total net assets including noncontrolling interests	553,154	411,188

Total liabilities and net assets	$ 871,798	$ 737,692

NET ASSET VALUE PER SHARE	$ 17.49	$ 15.19

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income and Distributable Net Realized Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net investment income	$ 15,522	$ 10,361	$ 41,197	$ 27,370
Share-based compensation expense	699	580	1,860	1,466
Distributable net investment income (a)	16,221	10,941	43,057	28,836
Net realized income from investments	527	1,448	5,335	1,697
Distributable net realized income (a)	$ 16,748	$ 12,389	$ 48,392	$ 30,533

Per share amounts:
Distributable net investment income per share -
Basic and diluted (a) (b)	$ 0.51	$ 0.46	$ 1.50	$ 1.29
Distributable net realized income per share -
Basic and diluted (a) (b)	$ 0.53	$ 0.52	$ 1.69	$ 1.37

(a)

Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and distributable net realized income, and related per share amounts, is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income and distributable net realized income are non-U.S. GAAP measures and should not be considered as a replacement to net investment income, net realized income, and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income and net realized income in accordance with U.S. GAAP to distributable net investment income and distributable net realized income is presented in the table above.

(b)

For the three months ended September 30, 2012, per share amounts reflect Main Street's ownership of 100% of the equity interests in MSC II in connection with Main Street's completion of the acquisition of the remaining noncontrolling equity interests in MSC II previously held by third parties (the "Final MSC II Exchange") during the first quarter of 2012.  For the three months ended September 30, 2011, per share amounts exclude the earnings attributable to the remaining noncontrolling equity interests in MSC II not owned by Main Street.

For the nine months ended September 30, 2012, per share amounts exclude the earnings attributable to the remaining noncontrolling equity interests in MSC II held by third parties prior to completion of the Final MSC II Exchange during the first quarter of 2012.  For the nine months ended September 30, 2011, per share amounts exclude the earnings attributable to the remaining noncontrolling equity interests in MSC II not owned by Main Street.